Exhibit 10.47

HYATT HOTELS CORPORATION

EXECUTIVE OFFICER

CHANGE IN CONTROL PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective July 28, 2009

HYATT HOTELS CORPORATION EXECUTIVE OFFICER

CHANGE IN CONTROL PLAN

AND

SUMMARY PLAN DESCRIPTION

Hyatt Hotels Corporation Executive Officer Change in Control Plan (the “Plan”) provides severance benefits to Executive Officers of Hyatt Hotels Corporation or its subsidiaries and Affiliates (the “Company”) in the event of a Change in Control.

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

This document constitutes the official plan document and the required summary plan description under ERISA.

I.	ELIGIBILITY

You will become entitled to benefits under the Plan if you are an Executive Officer and you are permanently laid off or terminated without Cause or you terminate your employment with the Company for Good Reason either (i) within twenty-four months following a Change in Control or (ii) within three months prior to a Change in Control. You will not be eligible for benefits under the Plan if the Plan Administrator determines that you are not an Executive Officer or your employment with the Company was terminated by reason of: (a) resignation other than for Good Reason, (b) death, (c) disability, or (d) discharge for Cause.

In addition, you will not be eligible for benefits under the Plan, if the Plan Administrator determines that you have been offered employment by a Successor Employer at an annual base rate of pay or salary and total compensation opportunity substantially similar to your salary and total compensation opportunity with the Company prior to the Change in Control, to commence promptly following termination of employment with the Company, whether or not you actually become an employee of such Successor Employer.

II.	DEFINITIONS

“Affiliate” means as to any Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. “Control” for these purposes shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity, and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Cause” shall mean, whether or not such events are discovered or known by the Company at the time of your termination: engaging in illegal or unethical conduct which is or could reasonably be expected to be injurious to the business reputation of the Company; misconduct in the performance of your duties, including your refusal to carry out any proper direction by the Company or your superior officers; fraud, theft, embezzlement or comparable dishonest conduct; or any act that has or threatens to have a substantial adverse effect on the

Company’s reputation, revenue or profitability. The Plan Administrator shall have full and final authority, which shall be exercised in its reasonable discretion, to determine conclusively whether Cause exists pursuant to the above definition.

“Change in Control” shall mean (a) prior to the consummation of a public offering in which the Company offers for sale shares of its common stock or other equity interests pursuant to an effective registration statement on Form S-1 or otherwise under the Securities Act of 1933, as amended (an “IPO”), Pritzker Affiliates shall fail to own more than 50% of the combined voting power of all Voting Stock of the Company and (b) following an IPO, any Person or two or more Persons acting in concert (other than (i) any Pritzker Affiliate or (ii) any Pritzker Affiliate along with any other stockholder which, together with its Affiliates, owns more than 5% of the combined voting power or the Voting Stock as of June 30, 2009 (a “Non-Pritzker Affiliate Existing Shareholder”) so long as Pritzker Affiliates continue to own more Voting Stock than such Non-Pritzker Affiliate Existing Shareholder) shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Company. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The Plan Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Compensation” shall mean the amount equal to (1) your gross base annual salary at the time of termination or if greater on the date of the Change in Control, plus (2) your target annual incentive for the year of termination.

“Employment Agreement” shall mean a written agreement setting forth the terms and conditions of your employment with the Company, including an offer letter.

“Executive Officer” shall mean executive officers of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (as determined from time to time by the Board of Directors of the Company).

“Good Reason” shall mean without your written consent, (a) any material adverse change in the nature or status of your duties, authority or responsibilities, including lines of reporting responsibility, (b) a material reduction in your base salary (c) a material relocation of the Executive’s office as assigned to him by the Company prior to the Change in Control or (d) any other action or inaction of the Company that would constitute a material breach of your material terms of employment by the Company. Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

“Person” means an individual, a company, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any governmental authority.

“Plan Administrator” shall be (i) prior to a Change in Control, the Board of Directors of the Company (the “Board”) or such other individual(s) or committee as the Board may designate in writing from time to time, in the Board’s discretion; and (ii) following a Change in Control, such individual(s) as the Plan Administrator in effect immediately prior to the Change in Control shall designate (the “Successor Administrator”), or such other individual(s) as the Successor Administrator shall designate in writing from time to time in the Successor Administrator’s discretion. The Plan Administrator designating a Successor Administrator will use its reasonable best efforts to secure its designated Successor Administrator’s services for 24 months following a Change in Control.

“Pritzker Affiliate” means (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any person, trust or other entity described in clauses (i), (ii) or (iii). “Control” for these purposes shall mean the ability to influence, direct or otherwise significantly affect the major policies, activities or action of any person or entity, and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Successor Employer” shall mean: (1) any entity that acquires or assumes facilities, operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operation or function has been outsourced); (2) any Affiliate of the Company; or (3) any entity making the employment offer at the request of the Company (such as a joint venture of which the Company or an Affiliate is a member).

“Voting Stock” means each class of securities the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even though the right so to vote has been suspended by the happening of such a contingency.

III.	BENEFITS

If you become entitled to benefits under the Plan, subject to the requirements of Section VI below, you will receive severance benefits (the “Severance Benefits”) payable as provided in Section IV determined by the classification category under the following schedule applicable to your position:

Position	Severance Benefits
Executive Chairman and Chief Executive Officer	Two Times Compensation
All Other Executive Officers	One Times Compensation

In addition, you will receive as part of your Severance Benefits an amount equal to your target annual incentive for the year of your termination pro rated based on the number of days elapsed in the year of termination out of 365.

IV.	Payment

Form of Payment. Your Severance Benefits will be paid in a lump sum; provided that the Change in Control constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5). Otherwise, your Severance Benefits will be paid in installments on what would have been your regularly scheduled paydays over a period of twenty-four months for the Chief Executive Officer and twelve months for all other Executive Officers. If you die prior to receipt of your full Severance Benefits, any remaining Severance Benefits will be paid to your estate.

Time of Payment. Your Severance Benefits will be paid or otherwise commence as of the next regularly scheduled payroll of the Company after your Release noted in Section VI below has become irrevocable and enforceable. Notwithstanding the foregoing, if you become entitled to the Severance Benefits by reason of your termination prior to a Change in Control, and you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, then your Severance Benefits will be paid or otherwise commence as of the next regularly scheduled payroll of the Company following the six month anniversary of your termination.

V.	Additional Benefits

You may elect to buy COBRA continuation coverage for yourself, your spouse, and your covered dependents while eligible to do so. The regular COBRA procedures and rules will apply, except that if you are eligible to receive Severance Benefits, then subject to Section VI, for the duration of your COBRA continuation coverage as an addition to the Severance Benefits payable under Section III, you will receive an amount equal to the difference between the premiums charged for such COBRA continuation coverage and the amount you would have had to pay for similar coverage had your employment with the Company continued (the “Additional Benefits”). You do not need to elect COBRA to receive the Additional Benefits. The Additional Benefits shall be paid in monthly installments over the COBRA continuation period.

VI.	Release of Claims

You will not receive Severance Benefits or the Additional Benefits under the Plan, unless and until you execute and deliver to the Company, following your termination, a confidential separation agreement and general release (the “Release”) of any and all claims relating to your employment with the Company and the termination of your employment with the Company and the Release becomes irrevocable and enforceable. The Release shall be substantially in the form attached as Exhibit A as modified from time to time by the Company to reflect any changes in applicable law. You must deliver the executed Release to the Company within 50 days following your termination and in the manner prescribed by the Company, or your Severance Benefits and Additional Benefits will be forfeited.

VII.	Integration With Other Payments

Severance Benefits and Additional Benefits under the Plan are not intended to duplicate any other benefits such as workers’ compensation or unemployment benefits, severance under any Employment Agreement or the Company’s Severance Plan, or pay-in-lieu-of-notice under any applicable laws, such as the WARN Act or similar state law. Should such other benefits, severance or pay-in-lieu-of-notice be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its reasonable discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

VIII.	Taxes and Other Withholdings and Offsets.

Severance Benefits and Additional Benefits will be taxable to you, and will be subject to all required income, employment and other legally required withholdings. In addition, the Company may offset the Severance Benefits and Additional Benefits by any amounts that you may owe the Company at the time the Severance Benefits or Additional Benefits are payable, including any premiums payable for health or other welfare benefits for the month in which your employment is terminated; provided the Company may not offset any Severance Benefits or Additional Benefits if such offset would cause a violation of Section 409A of the Internal Revenue Code.

IX.	OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Board has full and sole discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation in and for benefits under the Plan, to determine the amount of benefits (if any) payable per participant, and to any terms of this document. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Board may delegate in writing to any other person all or a portion of its authority or responsibility with respect to the Plan. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Source of Benefits. The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan you may submit a signed, written application to the Plan Administrator. You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator, receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Plan Administrator, expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.

You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review. This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. A final, written determination of your eligibility for benefits shall be made within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim, in which case you will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which you should expect notification of approval or denial of your claim. This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring an action under section 502(a) of ERISA.

If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf.

If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a lawsuit under Section 502(a) of ERISA.

Plan Amendment or Termination. The Board reserves the right to terminate or amend the Plan at any time, in whole or in part, and in any manner, and for any reason; provided, however, that no such amendment will be effective for three months prior to a Change in Control or for twenty-four months following a Change in Control.

At-Will Employment. No provision of the Plan is intended to provide you with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without cause.

Section 409A of the Internal Revenue Code. This Plan is intended to provide severance benefits under ERISA. Notwithstanding anything to the contrary contained in this Plan, to the maximum extent permitted by applicable law, Severance Benefits payable under this Plan shall be paid in reliance upon Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals) or Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, then no Severance Benefits or Additional Benefits shall be payable pursuant to this Plan unless your termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h). In addition, to the extent required to comply with Section 409A Severance Benefits and Additional Benefits shall not be payable to any “specified employee” within the meaning of Section 409A until the date six months and one day following separation from service, without interest thereon. In the event this Plan or any benefit paid under this Plan to a participant is deemed to be subject to Section 409A of the Internal Revenue Code, each participant consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with Section 409A of the Internal Revenue Code, without reducing the amounts of any benefits due to a participant hereunder (excluding for this purpose any decrease in the present value of the benefits).

Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.

Legal Fees. The Company shall reimburse you for reasonable legal fees and expenses you incur in connection with a claim for Severance Benefits or Additional Benefits under the Plan, but only if and to the extent that you are ultimately determined to be entitled to such Severance Benefits or Additional Benefits either by the Plan Administrator under the claims procedure described above, or by a court of competent jurisdiction upon adjudication of any lawsuit under Section 502(a) of ERISA.

Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

Defined Terms. Defined Terms contained herein are intended for use in this Plan only and should not be utilized or relied upon for any other purpose.

X.	STATEMENT OF ERISA RIGHTS

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all documents governing the plan.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents and do not receive it within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance form the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Hyatt Hotels Corporation Executive Officer Change in Control Plan
Sponsor:	Hyatt Hotels Corporation
Employer Identification Number:	20-1480589
Plan Number:
Plan Year:	Calendar year
Plan Administrator:	Board of Directors c/o Hyatt Hotels Corporation 71 S. Wacker Drive Chicago, Illinois 60606 Attention: General Counsel
Agent for Service of Legal Process:	Plan Administrator, at the above address
Type of Plan:	Employee welfare benefit plan providing for severance benefits
Plan Costs:	The cost of the Plan is paid by the Company
Type of Administration:	Self-administration by the Plan Administrator

EXHIBIT A

FORM

GENERAL RELEASE OF CLAIMS

This General Release of Claims (the “Release”) is required to be delivered by EMPLOYEE NAME (“Employee”) as a condition of Employee’s receipt of severance and other benefits under the Hyatt Hotels Corporation Executive Officer Change in Control Plan (the “CiC Plan”).

1. Employee agrees that, in consideration of the severance and other benefits to which he/she is eligible under the terms of the CiC Plan, he/she will, and hereby does knowingly and voluntarily, forever and irrevocably release and discharge Hyatt Hotels Corporation, a Delaware corporation (together with its parent, subsidiaries and affiliates, “Employer”), and each of its and their respective officers, directors, employees, shareholders, members, agents, predecessors, successors, purchasers, assigns, representatives and benefit plans (collectively with the Employer, the “Releasees”) of any and all actions, causes of action, grievances, demands, rights, claims for damages, indemnity, costs, interest, loss or injury whatsoever which he/she now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to Employee’s employment with Employer or the termination of that employment. THIS IS A GENERAL RELEASE. Employee expressly acknowledges that this release specifically includes, but is not limited to, Employee’s intent to release Employer from any claim of age, race, sex, religion, national origin, parental status, sexual orientation, ancestry, harassment, veteran status, retaliation or any other claim of employment discrimination or harassment under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Age Discrimination in Employment Act (29 U.S.C. § 621, et seq.), the Americans with Disabilities Act (42 U.S.C. § 12101, et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), Worker Adjustment and Retraining Notification Act, Employee Retirement Income Security Act, the Rehabilitation Act of 1973 (29 U.S.C. § 701, et seq.), Illinois Human Rights Act, City of Chicago Human Rights Ordinance [OTHER APPLICABLE STATE OR LOCAL DISCRIMINATION STATUTES/ORDINANCES], and any other similar federal, state or local law regarding employment. Employee is not waiving rights or claims (i) that may arise after the date of this Release, (ii) for indemnification and/or advanced expenses under applicable law, any directors and officers liability insurance, applicable articles of incorporation or by-laws, (iii) to enforce the CiC Plan, (iv) to exercise vested equity awards determined as of the date hereof, (v) to employee benefits which have accrued and are payable pursuant to the Employer’s employee benefit plans, or (vi) which otherwise cannot be waived by law.

2. Employee agrees not to sue any Releasee or participate in any lawsuit against a Releasee concerning any claim released under Section 1 above, or to challenge the enforceability of this Release or the release given thereby.

3. Employee hereby waives all right to any monetary recovery should any federal, state or local administrative agency pursue any claims on Employee’s behalf arising out of or related to employment with and/or separation from employment with any of the Releasees.

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4. Employee agrees to treat this Release as confidential and will not discuss or disclose, the terms of this Release, other than his/her immediate family members, attorneys and financial advisors, or as required by law.

5. Employee has read and fully reviewed the terms of this Release. Employee acknowledges that he/she has been advised to consult with an attorney if he/she chooses before signing this Release. Employee also expressly acknowledges that she has been given at least [21 or 45] days to consider this Release and has 60 days from his/her Severance Date to return and not revoke an executed version of this Release before severance or other benefits under the CiC Plan are payable. For a period of 7 days following the execution of this Release, Employee may revoke the Release. The Release shall not become effective or be in force until the revocation period has expired. If Employee signs prior to completion of the [21 or 45] day consideration period, he/she acknowledges that he/she knowingly and voluntarily signed this Release on an earlier date.

6. EMPLOYEE FURTHER UNDERSTANDS THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE. In giving this Release, it is further understood and agreed that he/she specifically waives the provisions of Section 1542 of the California Civil Code (and any similar provision of other applicable law) which section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7. In the event the Employee breaches any terms of this Release, the Employee shall forfeit all rights to benefits under the CiC Plan, and in addition to any and all other remedies available under law or equity to the Employer, the Employee shall be obligated to repay to the COMPANY, all amounts previously paid under the CiC Plan, as well as all reasonable attorneys’ fees, expenses and costs incurred by Releasees incurred in connection with enforcing this Release.

8. Employee expressly acknowledges and understands that this Release is not an admission of liability under any statute or otherwise by Employer, and it does not admit any violation of Employee’s legal rights.

9. The parties agree that this Release shall be binding upon and inure to the benefit of Employee’s assigns, heirs, executors and administrators as well as all Releasees.

10. This Release shall in all respects be interpreted, enforced and governed in accordance with the laws of the State of Illinois and furthermore, any dispute regarding this Release shall be subject to the exclusive jurisdiction of any court of competent jurisdiction located in Chicago, Illinois.

11. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event that one or more provisions of this Release shall for any reason be held to be illegal or unenforceable, this Release shall be revised only to the extent necessary to make the Release or such provision(s) legal and enforceable.

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12. [Employee acknowledges that he/she has received a list of the ages and job descriptions of the individuals who are eligible to receive severance benefits under the CiC Plan as a condition of signing a similar Severance Release and Release.] [INCLUDED ONLY IF PART OF GROUP TERMINATION UNDER ADEA]

EMPLOYEE

Print Name:

Date

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